Exhibit 99.2

Pegasystems Appoints Craig Conway to its Board of Directors

CAMBRIDGE, Mass. – March 31, 2009 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software, today announced that Craig Conway has joined its Board of Directors, effective March 26, 2009.

“We are very excited that Craig has joined the Pegasystems team. Craig’s vision and success in the technology industry is well established. His proven ability to guide companies through dramatic growth will be a great asset for Pegasystems as we expand our market leadership. We also will benefit from Craig’s intense focus on execution,” said Alan Trefler, founder and CEO of Pegasystems.

“Pegasystems’ total company commitment to market-leading technology and customer success resonates with me and is clearly what it is going to take to expand its leadership position in this important growth market. I am proud to now be a part of Pegasystems’ BPM vision that so many of its customers have seen and are benefiting from,” said Craig Conway.

Craig Conway has enjoyed one of the most distinguished and successful careers in the technology industry. He has been recognized as one of the “Top 25 Managers” by BusinessWeek magazine, “Ten Most Influential People in High Technology” by Computer Business Review, and “Fifty Most Powerful People in Networking” by NetworkWorld magazine.

As a CEO, Mr. Conway has led several technology companies to success including most recently PeopleSoft. Mr. Conway joined PeopleSoft in 1999 and began one of the most dramatic turnarounds in the technology industry. In 2002, Fortune magazine named PeopleSoft the “Second Most Admired Company”, and Forbes magazine named PeopleSoft one of “Five Overachieving Companies”. Mr. Conway has also served as President and CEO of TGV Software and One Touch Systems. Previously, he held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway is a graduate of the State University of New York at Brockport, where he received degrees in mathematics and computer science.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia Pacific. Visit us at www.pega.com.

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

###

2